Exhibit 10.2
Interim CEO Employment Agreement
This INTERIM CEO EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of January 4, 2024 (the “Effective Date”), by and between OneSpan North America, Inc. (the “Company”), and Victor Limongelli (“you”).
WHEREAS the Company desires to employ you, and you desire to be employed by the Company, as Interim Chief Executive Officer, on the terms outlined in this Agreement.
NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, the Company and you agree as follows:
ARTICLE I
EMPLOYMENT SERVICES
1.1    Term of Employment. The term of your employment under this Agreement shall commence on the Effective Date and continue for six (6) months after that date (the “Initial Term”). The Company, at its sole option, may elect to extend the Initial Term for up to an additional three month period (the “Extension Term”) by providing you with written notice at least fourteen (14) days prior to the expiration of the Initial Term. The Initial Term, together with the Extension Term, if any, are collectively referred to herein as the “Employment Period”. The Employment Period may be terminated earlier under the terms of Article III below.
1.2    Position and Duties. On the terms and subject to the conditions set forth in this Agreement, commencing on the Effective Date and thereafter during the Employment Period, you shall hold the position of Interim Chief Executive Officer and shall report to the Board of Directors of OneSpan Inc., the Company’s parent company (the “Board”). You shall perform those duties and responsibilities as are customarily performed by an executive in such position and such other duties and responsibilities consistent with your position that may be reasonably assigned to you by the Board from time to time. You shall devote your full business time, attention, skill and energy to the business and affairs of the Company, its subsidiaries and OneSpan Inc. (collectively, the “Company Group”) and shall use your reasonable best efforts to perform such responsibilities in a diligent, loyal, and businesslike manner so as to advance the best interests of the Company Group.
1.3    Other Activities. Notwithstanding Section 1.2, you shall be permitted to devote a reasonable amount of time and effort to professional, industry, civic and charitable organizations and managing personal investments but only to the extent that such activities, individually or as a whole, do not materially interfere with the execution of your duties hereunder, or otherwise violate any provision of this Agreement or the OneSpan Inc. Code of Conduct and Ethics (or similar successor document) (the “Code of Conduct”). You shall not become involved in the management of any for-profit corporation, partnership, or other for-profit entity, including serving on the board of directors (or similar governing body) of any such entity, without the prior consent of the Board; provided, however, that this restriction shall not apply to any affiliate of the Company. You agree to serve without additional compensation as an officer and director of OneSpan Inc. or any of the Company’s other affiliates if requested by the Company. If you do receive any compensation or other remuneration for such service, the Company may offset it against the amounts due hereunder.
1.4    Location. You will perform your services for the Company Group primarily from your home office, provided that you agree to be reasonably available to travel for business purposes (including to any offices or other premises used by the Company Group), which may include international travel.
1.5    Compliance with Policies. As an employee of the Company, you will be required to comply with all Company Group written policies and procedures, including the Code of Conduct. Violations of Company Group policies may lead to immediate termination of your employment. Further, the Company Group’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company Group (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company Group premises, materials, resources, or information.
ARTICLE II
COMPENSATION
2.1    Base Salary. The Company shall pay you a base salary at a semi-monthly rate of $37,500.00 (“Base Salary”), payable in accordance with payroll practices in effect for employees of the Company generally.
2.2    Discretionary Cash Bonus Opportunity. You will have the opportunity to earn a cash bonus of between $300,000 and $1.5 million. You acknowledge and agree that payment of this potential cash bonus and the amount of such bonus (if any) shall be at the sole discretion of the Board.

2.3    Employee Benefit Plans. You will be eligible to participate on substantially the same basis as the Company’s other executive officers in any other employee benefit plans offered by the Company, currently including medical, dental, short-term and long-term disability, life insurance, and 401(k) savings plan (in each case, subject to the eligibility requirements of such plans). The Company reserves the right to modify, suspend or discontinue any and all of its employee benefit plans, practices, policies, and programs at any time without recourse by you, so long as the Company takes such action generally with respect to other similarly situated senior executive officers.
2.4    Flexible Time-Away Policy. You will participate in the Company’s FlexTime Policy or such successor or replacement program that the Company adopts.
2.5    Business Expenses. The Company will reimburse you for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to Company’s policies and upon your presentation of an itemized written statement and such verification as the Company may require, in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv).
ARTICLE III
TERMINATION OF EMPLOYMENT
3.1    Payments on Termination. When your employment ends for any reason, you (or your designated beneficiary, as applicable) will be entitled to receive: (i) any earned but unpaid Base Salary through your termination date, to be paid in accordance with applicable law, (ii) any cash bonus opportunity payments pursuant to Section 2.2 to which you are entitled under to the terms and conditions of the cash bonus opportunity established by the Board (or a committee of the Board), (iii) unreimbursed business expenses incurred through your termination date in accordance with the Company’s policies for which expenses you have provided or do provide appropriate documentation within the time limits of such policies, to be paid in accordance with Section 409A of the Internal Revenue Code of 1986 (“Section 409A” of the “Code”), and (iv) any amounts or benefits to which you are then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A). The compensation and other payments described above are the “Accrued Obligations.” You will not be eligible for severance on termination under this Agreement or otherwise irrespective of the reason for termination.
3.2    Termination By Company Without Cause; Resignation. The Company may terminate your employment without Cause at any time during the Employment Period by giving at least fourteen (14) days’ written notice to you. The Company may direct that you be placed on “garden leave” for all or part of this notice period. You may resign from employment at any time during the Employment Period by giving at least fourteen (14) days’ written notice to the Company.
3.3    Termination for Cause. The Company may terminate your employment for Cause (as defined below) by giving written notice to you designating an immediate or future termination date. Such notice shall indicate the specific provisions of this Agreement relied upon as the basis of such termination.
For purposes of this Agreement, “Cause” means:
(i)You materially breach your obligations under this Agreement, the Code of Conduct or an established policy of the Company Group;
(ii)You engage in conduct prohibited by law (other than minor violations), commit an act of dishonesty, fraud, or serious or willful misconduct in connection with your job duties, or engage in unethical or immoral conduct that, in the reasonable judgment of the Company, could injure the integrity, character or reputation of the Company Group;
(iii)You fail or refuse to perform, or habitually neglect, your duties and responsibilities hereunder, and continue such failure, refusal or neglect after having been given written notice by the Company that specifies what duties you failed to perform and an opportunity to cure of ten days;
(iv)You use or disclose confidential information or trade secrets other than in the furtherance of the business interests of the Company Group, or commit another violation of a fiduciary duty to the Company Group (including entering into any transaction or contractual relationship causing diversion of business opportunity from the Company Group (other than with the prior written consent of the Board)), or otherwise breach either of the Restrictive Covenants Agreements; or
(v)You fail to reasonably cooperate with any audit or investigation involving the Company Group or its business practices after having been given written notice by the Company that specifies your failure to cooperate and an opportunity to cure of five days.
You may terminate your employment for cause in the event the Company materially breaches its obligations to you under this Agreement and such material breach remains uncured after you have given the Company written notice that specifies the nature of the breach and an opportunity to cure of ten days.

3.4    Removal from any Boards and Positions. If your employment ends for any reason under this Agreement, you agree that you are automatically resigning from (i) if a member, the board of directors of any subsidiary or affiliate of the Company or any other board to which you have been appointed or nominated by or on behalf of the Company, (ii) any position with OneSpan Inc., the Company or any subsidiary of the Company, including as an officer of OneSpan Inc., the Company or any of its subsidiaries, and (iii) any fiduciary positions with respect to the Company’s benefit plans.
ARTICLE IV
RESTRICTIVE COVENANTS
4.1    Restrictive Covenants. You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Solicitation Agreement in the forms attached as Exhibit A and Exhibit B, as a condition of your employment (together, the “Restrictive Covenants Agreements”).
ARTICLE V
POST-TERMINATION OBLIGATIONS
5.1    Return of Company Materials. No later than three business days following the cessation of your employment for any reason, you shall return to the Company all manuals, policies, building keys and passes, parking passes, credit cards, telephone lists or directories, equipment and other assets, and any other property owned by, provided by, prepared on behalf of the Company or purchased with the Company’s funds in your possession or control, including any containing or summarizing confidential information of the Company Group. You agree that you will return such property without making or keeping any copies of such property. You further agree that, if you discover after such date any other confidential and proprietary information or property owned by, prepared for, purchased by or provided to you by the Company or another member of the Company Group, you will immediately return such material to the Company. You will leave intact with, or deliver intact to, the Company all electronic Company Group documents and internal and external websites including those that you developed or helped to develop during your employment, and destroy or delete any copies of all electronic files or hard copies relating to the Company Group that were in your possession or control, including any that were located on any of your personal computers, cell phones, tablets, or external or cloud storage.
5.2    Executive Assistance. During your employment with the Company and for a period of one year after the termination of such employment, you shall, upon reasonable notice, furnish the Company with such information as may be in your possession or control, and cooperate with the Company Group in any reasonable manner that the Company may request, including conferring with the Company with regard to any litigation, claim, or other dispute in which the Company or another member of the Company Group is or may become a party. Your obligation to cooperate shall be reasonably limited so as not to unreasonably interfere with your other business or personal obligations. The Company shall reimburse you for all reasonable out-of-pocket expenses incurred by you in fulfilling your obligations under this Section 5.2. The Company will make any such reimbursement within 30 days of the date you provide the Company with documentary evidence of such expense consistent with the policies of the Company. Notwithstanding anything to the contrary, any such reimbursement shall be administered so as to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv).
ARTICLE VI
MISCELLANEOUS
6.1    Indemnification. You will be provided indemnification to the maximum extent permitted by the OneSpan Inc. Certificate of Incorporation (as amended), Amended and Restated Bylaws and the Indemnification Agreement between you and OneSpan Inc. of even date herewith. You will also be provided directors and officers insurance coverage, on terms no less favorable than provided to any other Company executive officer or director.
6.2    Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (a) delivered personally, in which case the date of such notice shall be the date of delivery; (b) delivered prepaid to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (c) sent by electronic transmission (with a copy sent by first-class mail), in which case the date of delivery shall be the next business day. If not personally delivered, notice shall be sent using the addresses set forth below:
If to you, to the last address on file in the records of the Company.
If to the Company:
OneSpan North America, Inc.
1 Marina Park Drive, Unit 1410
Boston MA 02210
Attention: General Counsel
legal@onespan.com

or such other address as may hereafter be specified by notice given by either party to the other party. You shall promptly notify the Company of any change in your address set forth on the signature page.

6.3    Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law, as well as any other amounts due and owing to the Company from you.
6.4    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided that you may not assign any of their rights or obligations under this Agreement without the Company’s prior written consent.
6.5    Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by you, and any such attempt to dispose of any right to benefits payable hereunder shall be void.
6.6    Amendment; Waiver. No failure or delay by the Company or you in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof. No modification, amendment or waiver of this Agreement or consent to any departure by you from any of the terms or conditions thereof, will be effective unless in writing and signed by the Company. Any such waiver or consent will be effective only in the specific instance and for the purpose for which given.
6.7    Severability; Survivability. If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby and shall be enforced to the fullest extent permitted under law. Your obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or your employment for any reason.
6.8    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement and may be executed by electronic signature.
6.9    Governing Law and Dispute Resolution. This Agreement shall in all respects be subject to, governed by and construed in accordance with the laws of the State of California without reference to the principles of conflicts of laws thereof. Except as noted below, all disputes arising with respect to your employment relationship, this Agreement, and/or the equity referenced in this letter agreement, including whether the dispute is arbitrable, shall be resolved exclusively through final and binding arbitration in San Francisco, California in accordance with the Employment Rules of the American Arbitration Association then in effect (the “Employment Rules”), the current text of which is at https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf, and the Federal Arbitration Act, 9 U.S.C. §1 et seq. Neither party will invoke arbitration until after it has given the other party written notice of the dispute and a ten-day period to resolve the dispute. The parties will in good faith attempt to settle any disputes through direct or attorney-led negotiations before participating in an arbitration hearing. Arbitration under this section will require a neutral arbitrator, will permit appropriate and adequate discovery, and will permit the parties to the arbitration to seek relief that would otherwise be available if the matter were brought in an appropriate court with civil jurisdiction over the parties. The Company will pay the entire amount of the arbitration filing fees and related expenses (less any amounts that may be charged to you under the then applicable version of the Employment Rules), including the arbitrator’s fees and costs (but excluding, for the avoidance of doubt, your attorneys’ fees and related costs), for any dispute described in this section, provided that you acknowledge that some or all of the arbitration and arbitrator fees and expenses may be reallocated and charged to you by the arbitrator if a claim or counterclaim was filed by you for purposes of harassment or is patently frivolous (or as otherwise permitted under the Employment Rules). For the avoidance of doubt, this arbitration provision does not apply to any disputes arising under or relating to the Restrictive Covenants Agreements, which shall instead be brought in court and in accordance with the terms thereof.
6.10    Construction. The language used in this Agreement will be deemed to be the language chosen by you and the Company to express their mutual intent, and no rule of strict construction will be applied against you or the Company. The heading in this Agreement is for convenience of reference only and will not limit or otherwise affect the meaning of the provision. References to “including” or similar forms are to be read as “including, without limitation” or similar forms other than where the meaning would not make sense.
6.11    Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or letters of intent with regard to the subject matter contained herein between the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Interim CEO Employment Agreement.

Victor Limongelli /s/ Victor Limongelli	OneSpan North America Inc. /s/ Lara Mataac
Signature	By: Lara Mataac Its: General Counsel
Date: January 4, 2024	Date: January 4, 2024